CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the reference to our firm under the heading “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information for Wells Fargo Advantage Conservative Income Fund, one of the funds comprising the Wells Fargo Funds Trust.

/s/ KPMG LLP

Boston, Massachusetts

May 30, 2013